FS Investment Corporation II 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSIC II Announces Third Quarter 2015 Financial Results

PHILADELPHIA, PA, November 13, 2015 – FS Investment Corporation II (FSIC II), a business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies, announced its operating results for the quarter ended September 30, 2015.

“Despite general weakness in the secondary markets during the third quarter, FSIC II’s focus on investing in senior secured, floating rate debt of U.S. middle market companies provided our investors with a high level of current income,” commented Michael C. Forman, Chairman & CEO of FSIC II. “Especially during these periods of volatility, we expect that our partnership with GSO / Blackstone and long-term fund structure will help drive performance and preserve capital over time.”

Financial Highlights

Quarter Ended September 30, 2015

•	Net investment income of $0.20 per share, compared to $0.20 per share for the quarter ended September 30, 2014[1]
•	Net decrease in net assets resulting from operations of $0.20 per share, compared to a net increase of $0.17 per share for the quarter ended September 30, 2014[1]
•	Net realized loss of $0.01 per share, compared to negligible realized gains for the quarter ended September 30, 2014[1]
•	Net change in unrealized appreciation (depreciation) of $(0.38) per share, compared to $(0.03) per share for the quarter ended September 30, 2014[1]
•	Paid regular cash distributions to stockholders totaling approximately $0.19 per share
•	Committed approximately $260 million to direct originations, approximately 83% of which were in senior secured loans (first and second lien)

For the nine months ended September 30, 2015, FSIC II generated a total return based on net asset value of approximately 2.04%.2

Portfolio Highlights as of September 30, 2015

•	The fair value of FSIC II’s investments was approximately $4.7 billion
•	FSIC II’s portfolio consisted of investments in 169 portfolio companies
•	Core investment strategies represented 89% of the portfolio by fair value (73% in direct originations and 16% in opportunistic investments). Broadly syndicated/other investments represented 11% of the portfolio by fair value
•	Gross portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets) was 10.0%, compared to 9.7% as of September 30, 2014[3]

Quarterly Stockholder Conference Call

FSIC II will host a conference call at 10:00 a.m. (Eastern Time) on Monday, November 16, 2015, to discuss its third quarter 2015 results. All interested parties are welcome to participate. You can access the conference call by dialing 1 (800) 446-2782 and using conference ID 41066705 approximately 10 minutes prior to the call.

A replay of the call will be available beginning shortly after the end of the call for a period of 30 days following the call by visiting FSIC II’s “Literature” page at www.franklinsquare.com.

About FSIC II

FSIC II is a publicly registered, non-traded BDC sponsored by Franklin Square Capital Partners (Franklin Square). FSIC II focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC II is advised by FSIC II Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (GSO). GSO, with approximately $81 billion in assets under management as of September 30, 2015, is the credit platform of Blackstone. For more information, please visit www.franklinsquare.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm managed approximately $17.0 billion in assets as of September 30, 2015, and is the largest manager of BDC assets with $15.7 billion in BDC assets under management as of September 30, 2015. Franklin Square distributes its non-traded funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Other Information

The information in this announcement is summary information only and should be read in conjunction with FSIC II’s quarterly report on Form 10-Q for the quarter ended September 30, 2015, which FSIC II filed with the Securities and Exchange Commission (SEC) on November 13, 2015, as well as FSIC II’s other reports filed with the SEC. A copy of FSIC II’s quarterly report on Form 10-Q for the quarter ended September 30, 2015 and FSIC II’s other reports filed with the SEC can be found under FSIC II’s “Literature” page at www.franklinsquare.com and on the SEC’s website at www.sec.gov.

Please note that certain financial figures may have been rounded.

Certain Information About Distributions

The determination of the tax attributes of FSIC II’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of FSIC II’s distributions for a full year. FSIC II intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The payment of future distributions on FSIC II’s shares of common stock is subject to the discretion of its board of directors and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSIC II may fund its cash distributions to stockholders from any sources of funds legally available to it, including expense reimbursements from Franklin Square Holdings, L.P., as well as proceeds from the sale of shares of common stock, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSIC II has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSIC II will be able to pay distributions at a specific rate or at all.

Forward-Looking Statements and Important Disclosure Notices

This announcement may contain certain forward-looking statements, including statements with regard to the future performance or operations of FSIC II. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC II makes with the SEC.

This announcement contains summaries of certain financial and statistical information about FSIC II. The information contained in this announcement is summary information that is intended to be considered in the context of FSIC II’s SEC filings and other public announcements that FSIC II may make, by press release or otherwise, from time to time. FSIC II undertakes no duty or obligation to update or revise the information contained in this announcement. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSIC II, or information about the market, as indicative of FSIC II’s future results.

Individual investors and endowments may have different investment horizons, liquidity needs and risk tolerances. In addition, fees that may be incurred by an investor in a fund sponsored by Franklin Square may be different than fees incurred by an endowment investing in similar assets as those in which the funds invest.

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[1]	The per share data was derived by using the weighted average shares of FSIC II’s common stock outstanding during the applicable period. Per share numbers may not sum due to rounding.

[2]	Total return based on net asset value for the nine months ended September 30, 2015 was calculated by taking the net asset value of $8.92 per share as of the end of the period, adding the cash distributions per share which were declared during the period and dividing the total by the net asset value of $9.30 per share as of the beginning of the period. The total return calculation set forth above represents the total return on FSIC II’s investment portfolio during the applicable period and does not represent an actual return to stockholders. For additional information regarding the calculation of FSIC II’s total return, see FSIC II’s quarterly report on Form 10-Q for the nine months ended September 30, 2015, which is available at www.sec.gov.

[3]	Gross portfolio yield represents the expected annualized yield to be generated on FSIC II’s investment portfolio based on the composition of the portfolio as of the applicable date. Gross portfolio yield does not represent an actual investment return to stockholders.